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TRICO MARINE SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

KISTEFOS AS CHRISTEN SVEAAS ÅGE KORSVOLD
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by Kistefos AS on June 30, 2009.

TRICO MARINE SERVICES’ ANNUAL MEETING RESULTS CONFIRM

OVERWHELMING STOCKHOLDER SUPPORT FOR CHANGE

Vote Count Not Disclosed by Trico; Kistefos Urges Transparency and Accountability

OSLO, Norway – June 29, 2009 – Kistefos AS, the largest stockholder of Trico Marine Services, Inc., announced today that the final voting results for Trico’s recent annual meeting confirm overwhelming support for Kistefos’ proposals for change at Trico. In its press release last week, Trico failed to disclose the number of votes cast for and against each proposal at the meeting.

Final results show that our nominee, Christen Sveaas, chairman of Kistefos, received the support of 77.7% of the shares voted at the meeting and 61.3% of the outstanding shares, but because of Trico’s two-thirds of the outstanding shares threshold requirement to expand the Board, he was not elected.  By comparison, Joseph S. Compofelice, Trico’s chairman and CEO, received the support of only 57.2% of the shares voted at the meeting and only 45.2% of the outstanding shares, but was reelected by a slim majority of votes cast at the meeting.  In addition, our nominee, Åge Korsvold, CEO of Kistefos, also received the support of a majority of the votes cast at the meeting, but because of Trico’s two-thirds of the outstanding shares threshold requirement to expand the Board, Mr. Korsvold likewise was not elected.

Kistefos believes these results demonstrate substantial stockholder dissatisfaction with current management and strong support for change in the composition of Trico’s Board.  In addition, Kistefos’ proposals to modify Trico’s bylaw procedures for calling a special meeting of stockholders and for preventing a director who receives less than a majority vote for reelection from holding over both received a majority of the votes cast at the meeting.

Following the release of the voting results, Mr. Sveaas stated that “We are gratified that the stockholders who voted at the annual meeting overwhelmingly supported our proposals. We are, of course, disappointed that we failed to place a nominee on the Board due to the high two-thirds majority vote requirement in Trico’s charter. We are also disappointed, although perhaps not surprised, that Trico management has failed to disclose the actual results of the votes cast at the meeting. All of our proposals for reform and change at Trico generated the support of a majority of the stockholders who voted at the meeting.  We are disclosing these final results ourselves now to make an accurate and complete record of the results of the contest and to show the high level of stockholder discontent with the status quo.  We urgently demand that the Board heed the message sent by stockholders and take immediate steps to effect the will of the stockholders and improve transparency, accountability and corporate governance policies at Trico.”

The final voting results disclosed by IVS Associates, Inc., the inspector of election, to Trico and Kistefos were as follows:

Proposal 1 – To Elect Joseph S. Compofelice and Ben A. Guill to the Board

•                  7,375,231 shares were voted in favor of Mr. Compofelice, 302,295 shares were voted against Mr. Compofelice, and 5,205,884 shares abstained.

•                  57.2% of the shares voted at the meeting and 45.2% of the shares outstanding voted in support of reelecting Mr. Compofelice to the Board.

•                  12,229,529 shares were voted in favor of Mr. Guill, 530,461 shares were voted against Mr. Guill, and 53,420 shares abstained.

•                  95.5% of the shares voted at the meeting and 75.4% of the shares outstanding voted in support of adding Mr. Guill to the Board.

•                  Mr. Compofelice and Mr. Guill were reelected.

Proposal 2 – To ratify the appointment of PricewaterhouseCoopers, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2009

•                  12,377,682 shares were voted in favor of this proposal, 28,454 shares were voted against this proposal, and 477,273 shares abstained.

•                  96.1% of the shares voted at the meeting voted in support of this proposal and it was adopted.

Proposal 3 – To adopt a resolution to increase the number of directors on the Board to nine

•                  10,124,405 shares were voted in favor of this proposal, 2,754,099 shares were voted against this proposal, and 4,906 shares abstained.

•                  78.6% percent of the shares voted at the meeting and 62.0% of the shares outstanding voted in support of this proposal.

•                  While this proposal received the support of a majority of the votes cast at the meeting, it did not meet the requirement of approval by two-thirds of the total shares outstanding and was not adopted.

Proposal 4 – To increase the quorum requirements for the Board to seven directors

•                  9,317,857 shares were voted in favor of this proposal, 3,150,339 shares were voted against this proposal, and 415,214 shares abstained.

•                  72.3% percent of the shares voted at the meeting voted in support of this proposal.

•                  While this proposal received the support of a majority of the votes cast at the meeting, it did not meet the requirement of approval by two-thirds of the total shares outstanding.

•                  Because this proposal was not approved by two-thirds of the total shares outstanding, Kistefos withdrew this proposal.

Proposal 5 – To adopt a resolution to remove Per Staehr from the Board without cause

•                  9,308,568 shares were voted in favor of this proposal, 3,563,156 shares were voted against this proposal, and 11,686 shares abstained.

•                  72.2% percent of the shares voted at the meeting voted in support of this proposal.

•                  While this proposal received the support of a majority of the votes cast at the meeting, it did not meet the requirement of approval by two-thirds of the total shares outstanding.

•                  Because this proposal was not approved by two-thirds of the total shares outstanding, Kistefos withdrew this proposal.

Proposal 6 – To amend the Company’s Bylaws to ease requirements to request calling a special meeting

•                  6,741,857 shares were voted in favor of this proposal, 6,116,111 shares were voted against this proposal, and 25,442 shares abstained.

•                  52.3% percent of the shares voted at the meeting voted in support of this proposal.

•                  While this proposal received the support of a majority of the votes cast at the meeting, it did not meet the requirement of approval by two-thirds of the total shares outstanding and was not adopted.

Proposal 7 – To adopt a resolution repealing amendments to the Company’s Bylaws made by the Company after December 15, 2008

•                  9,782,023 shares were voted in favor of this proposal, 3,065,270 shares were voted against this proposal, and 36,117 shares abstained.

•                  76.0% of the shares voted at the meeting voted in support of this proposal.

•                  While this proposal received the support of a majority of the votes cast at the meeting, it did not meet the requirement of approval by two-thirds of the total shares outstanding and was not adopted.

Proposal 8– To adopt a resolution recommending that the Board take the necessary steps to provide that all directors have a one-year term of office

•                  10,440,898 shares were voted in favor of this proposal, 699,376 shares were voted against this proposal, and 1,743,135 shares abstained.

•                  81.0% of the shares voted at the meeting voted in support of this proposal, or 64.0% of the shares outstanding.

•                  While this proposal received the support of a majority of the votes cast at the meeting and was passed, it is non-binding, and therefore is subject to further action and approval by the Board.

Proposal 9 – If Proposal 5 is adopted, to elect Douglas E. Swanson to fill the vacancy created on the Board caused by the removal of Per Staehr.

•                  11,915,071 shares were voted in favor of this proposal, 937,279 shares were voted against this proposal, and 31,060 shares abstained.

•                  Because Proposal 5 was not adopted, no vacancy on the Board arose.

Proposal 10 – To Elect Kistefos Nominee Åge Korsvold to the Board

•                  6,982,154 shares were voted in favor of Mr. Korsvold, 559,923 shares were voted against Mr. Korsvold, and 2,417,552 shares abstained.

•                  54.2% of the shares voted at the meeting voted in support of adding Mr. Korsvold to the Board.

•                  While Mr. Korsvold received the support of a majority of the votes cast at the meeting, which would ordinarily be sufficient to effect his election, he was not elected since stockholders did not approve Proposal 3 to increase the size of the Board by the company’s stringent threshold of two-thirds of the total shares outstanding.

Proposal 11 – To Elect Kistefos Nominee Christen Sveaas to the Board

•                  10,020,455 shares were voted in favor of Mr. Sveaas, 31,377 shares were voted against Mr. Sveaas, and 7,797 shares abstained.

•                  77.7% of the shares voted at the meeting voted in support of adding Mr. Sveaas to the Board.

•                  While Mr. Sveaas received the support of a majority of the votes cast at the meeting, which would ordinarily be sufficient to effect his election, he was not elected since stockholders did not approve Proposal 3 to increase the size of the Board by the company’s stringent threshold of two-thirds of the total shares outstanding.

Proposal 12 – To amend the Bylaws to provide that a person shall be ineligible to serve as a director if such person fails to receive the number of votes required to elect directors at any meeting of stockholders at which such person is to be elected

•                  8,344,805 shares were voted in favor of this proposal, 4,481,279 shares were voted against this proposal, and 57,326 shares abstained.

•                  64.8% of the shares voted at the meeting voted in support of this proposal.

•                  While this proposal received the support of a majority of the votes cast at the meeting, it did not meet the requirement of approval by two-thirds of the total shares outstanding and was not adopted.

About Kistefos AS

Kistefos AS is a private investment firm focused on making investments in medium-sized companies. Kistefos typically invests in turnaround opportunities and businesses that experience industry consolidation. Kistefos has holdings in dry cargo-shipping, offshore services and financial services, as well as technology-founded investments and real estate development. Kistefos AS was founded in 1979 and is based in Oslo, Norway.

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